Exhibit 4.5

Matching Program

2017 Cycle

Rewarding Long Term Sustainable Performance

Important notice: The concession of the Program and the definition of all its conditions are a prerogative of the company. The participation in this Program is completely optional and voluntary to employees (participation for Vale’s CEO and Executive Directors is mandatory whenever there’s a Bonus/AIP payment sufficient for investment), once all of the eligibility criteria are met and all conditions for participation are formally accepted by the employee. The purchase of shares is characterized as a risky investment, since it represents the investment of funds in variable income (i.e. publicly traded shares). By choosing to  participate in the program, the employee recognizes and understands the risks posed, such as: capital market volatility, share liquidity and oscillation of their value in the stock exchange. The combination of these risks may bring earnings or losses to any employee who  participates in the Program.

Both the purchase and the sale of the Vale S.A. shares, as well as the profits (dividends, interests, etc.) earned by each employee between the purchase and the sale, may be subject to taxes , especially with regards to personal income taxes - in cases of positive results from the sale of the shares. The tax regulations are dynamic and therefore subject to change and interpretation. The Human Resources team will be responsible for providing generic and relevant information regarding the Program, and participants are responsible for evaluating their personal finances and consulting with their accountants/financial advisors to ensure they are aware of all of the financial implications linked to participating in this Program.

Note that Matching participants should be aware of legal requirements, as well as Vale’s Code of Conduct and Securities Trading Policies.

Human Resources

January, 2017

Target audience: all employees that are eligible  to participate on the 2017 Matching Program (please see Fundamental Conditions for Eligibility)

Matching Manual | 2017 Cycle Human Resources

Table of Contents

I.	About the Matching Program	3

II.	Eligibility and Participation Level Options	4

A.	Conditions for Eligibility	4

B.	Rules for Placing leaders in Groups A, B or C	4

III.	How to Join the Program	6

A.	Enrollment Form	6

B.	Opening an Accounts or Updating information with Plan Administrators	6

C.	Number of Shares for participating in the program	8

IV.	Shares Acquisition Process for the 2017 Cycle	9

V.	Administration of the Matching Shares during the cycle	10

A.	Administration of Shares	10

B.	Brokerage Fees	11

C.	Dividends and Interests on Equity	11

VI.	Matching Reward at the End of the Cycle	11

A.	Matching Reward at the End of the Cycle	11

B.	Early Payment for Employees Terminated During the Cycle	12

C.	Summary Table - Conditions for Early Payment (Before the End of the Cycle)	14

VII.	Employees with Special Work Conditions	15

A.	Away or on leave of absence	15

B.	Fixed Term Contracts	15

C.	Granted To Other Companies within the Vale group	15

D.	Expatriates or employees repatriating	15

E.	Executives Transferred to Other Company within the Vale group	15

VIII. Key Dates - 2017 Cycle		16

Appendix A: List of Participant Companies		17

Appendix B: Methodology for Currency Conversion		20

Appendix C: Methodology for Calculating the Average Share Price		21

Appendix D: Participation Level Options		22

Appendix E: Distribution of Eligible Employees Participants		23

I.                About the Matching Program

Matching is a long term incentive program that composes the total reward of Vale’s executives and its associated/subsidiary companies’ employees that also participate in the program(1) according to rules and conditions set forth herein. The program aims to:

•                  Encourage a sense of “ownership”;

•                  Increase the ability to recruit and retain top talent; and

•                  Reinforce a culture of sustainable performance and skill development for our leaders.

Key characteristics of the program:

•                  The Reference Value(2) with which a leader can enroll depends on the following:

(i) Score of the leader in the last Career & Succession (C&S) cycle ;

(ii) Hierarchical level of the leader in the company as of December 31, 2016(3);

(iii) Location where the leader is based on and/or the company he/she is active at, both as of December 31, 2016(3) (see Appendix A: List of Participant Companies);

(iv) Base salary of the leader on December 31, 2016(3).

(v) Number of months worked (pro-rata) at Vale or participant company, in 2016;

(vi) Participation level on the program (standard or extra).

•                  The program has a duration of three years (vesting): it begins on March 17th, 2017 and ends in the moment of cycle award payment, which will happen in March, 2020(4).

Important notes:

The rules described in this document are only valid and applicable exclusively to the 2017 Matching Program.

The provision of the 2017 Matching Program cycle does not require Vale or its associated/subsidiary companies to grant this incentive, or any other similar program, in future years. Vale reserves the right to examine and determine the eventual provision of similar incentives in subsequent years. Employee participation in the 2017 cycle shall not generate expectations of future entitlement to similar programs.

(1) See the attached list of companies whose executives may be eligible to the Matching Program | 2017 Cycle (Appendix A: List of Participant Companies).

(2) For purposes of this document, Reference Value refers to the amount used to (i) shares purchase or (ii) calculate the number of shares or ADRs required to participate in the program, depending on the applicable scenario.

(3) As registered in payroll systems on that date. The base/basic salary adopted must comply with the definition of "base salary" at each location.

(4) The program closes at time of the award (1:1 of shares). The closing date stablished above may be altered, based on Vale's Securities Trading Policy. Any change will be previously communicated by Vale to participants

II.           Eligibility and Participation Level Options

A.                                    Conditions for Eligibility

Will be eligible to participate in the Matching | 2017 Cycle the executives who meet all of the conditions established in this document(5), described as follows:

•                  He/she must be working for Vale or one of the participant companies (see Appendix A: List of Participant Companies) as of December 31st, 2016, with salary band (grade) of 14V and above occupying one of the below positions and equivalents in technical career:

(i)                 CEO;

(ii)              Executive Director;

(iii)           Director;

(iv)          Executive Manager;

(v)             Manager;

(vi)          Project Career Leader.

•                  He/she must be an active employee of Vale, or one of the participant companies, at the date of the grant (see VII Employees with Special Work Conditions);

•                  He/she must accept all conditions in order to participate in the Program through the formal enrollment option (Enrollment Form), within the deadline established.

B.                                    Rules for Placing leaders in Groups A, B or C

Participation Level Options

If the leader chooses to participate in the Matching | 2017(6) Cycle, there are two options:

(i)                 Standard Option; and

(ii)              Extra Option (mandatory(6) for CEO and Executive Directors who participate in the program, and optional for other executives who are eligible to participate in the program — see eligibility criteria  below.)

Placement of leaders in Groups A, B or C

The following criteria is used to place leaders in Groups A, B or C:

(5) Situations not covered in this Manual should be evaluated and defined case by case by the Human Resources Director.

(6) For CEO and Executive Directors, participation is mandatory according to the Administrative Counselor at time of share purchase.

Table II.1: Eligibility to  participation level options.

Group	Who should be placed in each group	Investment level options – 2017
Group A

•                  Executives who meet the key conditions (see section A Conditions for Eligibility) and are considered employees with high potential and solid or high performance(7) (according to 2016 C&S cycle evaluation).

•                  These executives have the following participation level options in the Matching | 2017 Cycle:

•                  Extra Option as per their level and region/company;

•                  Standard Option as per their level and region/company; or

•                  Do not participate in the program.

Group B

•                  Executives who meet the key conditions (see section A Conditions for Eligibility) and:

•       Are considered employees with potential and solid or high performance(7), according to 2016 C&S cycle evaluation; or

•       Hired after the end of 2016 C&S cycle (which means not evaluated); or

•       Were evaluated in 2016 C&S when occupying a position at a different hierarchical level than the one they are currently occupying(8).

• These executives have the following participation level options in the Matching | 2017 Cycle: • Standard Option as per their level and region/company; or • Do not participate in the program.
Group C	• Leaders who meet the key conditions (see section A Conditions for Eligibility) and were evaluated as low performance (according to 2016 C&S cycle evaluation), regardless of potential.	• These executives are not eligible to participate in the program.

Important note:

The amounts for each participation level, your level and your region/company are presented in  Appendix D: Participation Level Options.

Each immediate manager (or approving manager) of executives eligible to participate in the program must ensure that a maximum of 30% of his/her team (eligible direct reports) are classified in Group A. The others potential participants (eligible direct reports) that were not allocated to Group A, will be automatically placed in Group B.

For reasons of numerical rounding, the calculation of 30% for Group A must follow the distribution indicated in  Appendix E: Distribution of Eligible Employees Participants.

Important note:

The CEO and Executive Directors participation is mandatory according to the  Administrative Counselor at time of share purchase.

(7) Leaders with solid or high performance are the ones evaluated as such according to the most recent C&S cycle, and executives with high potential are those who have been evaluated with potential of “1 to 3 years” or potential of “0 to 1 year” according to the most recent C&S cycle.

(8) It is considered a lower position: (i) the participant was evaluated at least one hierarchical level below his/her grade on 12/31/2016, or (ii) evaluated at least two grades below his/her grade on 12/31/2016.

III.      How to Join the Program

A.            Enrollment Form

The enrollment of an executive in the Program will occur upon his/her enrollment option and formal acceptance of the guidelines and rules of the Matching | 2017 Cycle, to be confirmed by signing (electronically or physically) the Enrollment Form.

It is still necessary that the participant is registered in the stock market regulatory bodies, as well he/she has an updated account in one of the official Vale’s Matching plan administrator, as follow:

•                  Bradesco, for executives active in one of participating companies in Brazil at the time of grant;

•                  Solium Capital, for executives active in one of participating companies outside Brazil at the time of grant.

Important: In cases of expatriation, repatriation or transfer from or to Brazil, participants may need to open an account with both plan administrators. If this is your case, please contact your local HR.

B.            Opening an Accounts or Updating information with Plan Administrators

For leaders in Brazil upon enrollment

Leaders who receive their (monthly) fixed remuneration in Brazil must complete and/or update any required forms from Bradesco as follows:

(i)                Registration of new leaders

Executives who are not currently registered with Bradesco should provide the following documentation:

•                  Bradesco Enrolment Form

•                  Intermediation and Sub-custody Contract

•                  Copy of documents — ID or Driver’s License with CPF (Individual Taxpayer’s Roll)

•                  Proof of residence (this is the address where participants will receive important information regarding their account)

•                  FATCA (Foreign Account Tax Compliance Act)

The Enrolment Form, the Intermediation and Sub-custody Contract and the FATCA must be filled in, signed and submitted (original documents), along with the copy of the other documents listed above, on or before the date provided by your local HR, to Bradesco at the following address: Avenida Paulista, 1450 - 7th Floor - CEP: 01310-100, attention of: Andressa Lupinari Caiado.

Questions related to this documentation should be directed to Bradesco, by email (comercial@bradescobbi.com.br) or telephone (+55 11 3556-3000, from Monday to Friday, 10am to 06pm, Brasilia time).

Important note:

The Enrolment Form and the Intermediation and Sub-custody Contract must have, in addition to the participant’s signature, the grant of an authorizer from Vale’s HR or from its associated and subsidiary companies (procurator) in order to be accepted by the brokerage. The Enrolment Form must also include the signature of two witness, besides the signature of the participant and the above mentioned authorization.

(ii)            Confirming Information for leaders previously  registered

Leaders who are active in the company and willing to participate in the program must update their information every 2 (two) years. Any leader whose registration was completed 2 (two) years ago or more, will receive a new registration form from Bradesco by email. It is important to highlight updates to the form in the body of the email where applicable, and send it to Bradesco. If no changes are required, the leader must reply to the email stating that there was no change in their data to date (the corporate email must be used). All documents (as listed below) must be attached in either instance. Here are the documents that need to be sent for the confirmation information:

•                  Enrollment Form(9)

•                  Copy of documents (ID or Driver’s License with CPF - Individual Taxpayer’s Roll)

•                  Proof of residence (this is the address where participants will receive important information regarding their account)

•                  Intermediation and Sub-custody Contract

•                  FATCA

•                  API – Investor Profile Analysis

Important note:

The information update process is the sole responsibility of the participant. Any leader who does not send the registration information within the outlined enrollment period set out by the broker may lose the right to participate in the Program

(iii)        Account consultation via internet

For online consultation of transactions and number of shares of current open cycles, participants can access the verifiqueseuplano.com.br/bradescocorretora/ at any time. If you have questions related to your online access please contact the group by email or telephone at: comercial@bradescobbi.com.br, or +55 11 3556-3000 (from Monday to Friday, 10am to 06pm, Brasilia time).

For leaders outside Brazil upon enrollment

Leaders who receive their fixed remuneration outside of Brazil (including those on international assignments) should contact their local HR department in order to complete (new matching participants outside Brazil) or update (old cycle participants outside Brazil) their enrolment information with Solium Capital.

(i)                Registration of new employees

Participants should contact their local HR to gather any required information for enrolment with Solium Capital.

New participants must also fill out the W-8BEN Form (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding), for income declaration, in case of receiving dividends or selling ADRs(10) . Should this form not be completed, the participant may be personally subject to or responsible for payment of taxes related to the purchase. The W-8BEN Form will be part of your online registration with Solium Capital. Other forms may be needed to meet legal requests in different countries.

(9) Keeping the account information updated with the brokerage firm is the employee’s responsibility.

(10) American Depositary Receipt (ADR) is a negotiable certificates representing shares of a non-US company traded on the US capital market.

Questions related to the required documentation, or the sale of shares, should be directed to Solium Capital, by calling +1-403-515-3909 or by e-mail help@solium.com.

Important note:

Leaders living abroad who have tax registration in Brazil (CPF) should pay special attention to ensure the information data registered with the plan administrator accurately reflects the current status of the tax situation of the Brazilian treasury department, i.e. resident or non-resident. Any discrepancy may cause tax implications to the participant.

C.            Number of Shares for participating in the program

Shares/ADRs

In this document, the terminology “Shares” (with capital letter) refer to Vale’s preferred shares negotiated in Brazil (BM&F Bovespa) or  Vale’s ADRs negotiated in the NYSE.

Includes only the purchase of class “A” preferred shares(11) or ADRs backed in preferred shares of the same class and issued by Vale through the authorized plan administrator for each location (Bradesco for Brazil; and Solium Capital for other locations).

Any participant located in Brazil will purchase VALE5 shares, while participants outside Brazil will purchase VALEP ADRs.

Reference Value to Participate in the Program

The Reference Value will be calculated based on the option chosen by the participant in the Enrollment Form (Standard or Extra) and other key program characteristics (see Section I About the Matching Program).

Those participating in Brazil will have the reference value calculated in Reais, while participants outside Brazil will have the reference value calculated in US dollars.

Currency conversions required to calculate the Reference Value must be made according to the methodology set out in Appendix B: Methodology for Currency Conversion.

Calculating the Number of Shares required to participate

The number of Shares required for each participant for 2017 Matching will be established based Reference Value for each executive, in Reais or American Dollar (for each location), divided by the share price(12) on date of Grant (beginning of the cycle).

For participants acquiring Shares at BM&FBOVESPA, the plan administrator in Brazil (Bradesco) will purchase the largest number of whole Shares, with any remaining funds (referring to decimal portion) wired back to the personal bank account according to Vale system in the next month after the share purchase (via monthly payroll).

For participants acquiring Vale ADRs at NYSE, Solium Capital will purchase the appropriate fractional number of Shares, as allowed through its processes and procedures, and no remaining funds will be returned to the participant.

(11) They offer: (a) priority in receiving dividends, which will be calculated according to Vale’s Bylaws’ Chapter VII, corresponding to (i) at least 3% (three per cent) of the amount of the stockholder’s equity, calculated based on the obtained financial statements that served as reference for the payment of dividends, or (ii) 6% (six per cent) on the portion of capital represented by this class of Shares, whichever is the highest one among them; (b) the right to participate in distributed profits, on an equal basis with common Shares, after the latter paid a dividend equal to the minimum established in accordance with subparagraph “a”; and (c) the right to participate in occasional bonuses, on an equal basis with common Shares, observing the established priority for the dividends distribution.

(12) The participation in the program will be determined based on the closing share price on March 17th, 2017.

IV.       Shares Acquisition Process for the 2017 Cycle

Eligible leaders who choose to participate in the Program are responsible for financing the Share purchase(s). The purchase process will occur as follows:

The number of Shares to be purchased by each participant will be based on Reference Value and the closing share price at Grant (see I About the Matching Program). Note that no actual share purchase will take place on this date.

The participant can purchase the number of Shares required in two ways: (i) using their vested (“free”) Shares and/or: (ii) using the single purchase window available, which will be coordinated by Vale using funds transferred by the participants to Vale. It is important that all shares are held by the official local plan administrator firm, based on the participant’s country (see section A Enrollment Form). The purchase of all Shares will be done in a single date(13) considering the Share market price on this date.

(i)            Using vested shares

The following should be considered when using vested shares(14):

•                  The shares should be VALE5 or VALEP, as specified in this Manual (see section C Number of Shares for participating in the program);

•                  The shares should be held by the official local plan administrator firm until the Grant, based on his/her location;

•                  The shares cannot be from  the Matching cycles started in 2015 and 2016;

•                  Using vested (“free”) Shares is optional, and must be indicated and approved by the executive during the enrollment phase.

(ii)    Single Share Purchase Window

In order to purchase Shares, the following dates should be observed:

•                  Grant date: March 17th, 2017(15), in which will be determined the number of shares required for each participant;

•                  Single purchase window: deposits/cheques from March 21st  to April 03rd, with Share purchase(13),(16) taking place on April 11th;

Deposits must be made in local currency. For details on the exchange rate methodology, please see Appendix B: Methodology for Currency Conversion

(13) There is no anticipation for CEO and Executive Directors, therefore if the deposited amount is not enough to purchase the total number of Shares in single window, new windows will be stablished to complete the purchase of residual Shares.

(14) For use of vested Shares of another brokerage firms, the executives should do the transfer for Matching brokerage – this process is optional and must be conduct and financed by the proper executive with the source brokerage.

(15) The closing price of share on this date will be used to determine the number of shares necessary for each participant. It won’t have share purchase on this day.

(16) The deposit/cheques period and award stablished above may be altered, based on Vale's Securities Trading Policy. Any change will be previously communicated by Vale to participants. The period for deposits/cheques  may also  change based on changes of the  purchase date. The amount deposited by the executive will not be adjusted in the period between the investment and share purchase date.

(iii)         Details regarding the single Share purchase window

For the single purchase window, the reference price will be based on the Share closing price at Grant. This reference price will be calculated and communicated by the Human Resources team. This value will be provided as an estimate and Vale will not be responsible for any share price fluctuation up or down. The amount deposited/cheque should consider the reference price communicated in order to guarantee participation in the program.

Deposit/cheque - not enough funds for Share purchase: If a participant deposits an amount lower than what is required to purchase the number of shares required to participate (based on the reference price communicated), he/she will not be eligible for the Matching reward at the end of the three-year cycle.

Deposit/cheque - Sufficient funds for Shares purchase: If a participant deposits an amount equal to or above the required amount to purchase the number of shares required to participate (based on the reference price communicated), he/she will have acquired all shares required to participate in the Matching | 2017 cycle and will be eligible for the Matching reward at the end of the three-year cycle (subject to all program conditions).

Price fluctuation in the single Share purchase window: If a participant has deposited sufficient funds to purchase the required number of Shares (based on the reference Share price communicated), the following will apply:

•                  If the Share price on the purchase date is lower than the reference price, any remaining amount deposited by the employee will be converted into Shares (VALE5 for participants in Brazil) or ADRs (VALEP for participants outside Brazil) for personal use. The additional Shares bought will not be eligible for the Matching reward at the end of the three year cycle, and there will be not cash returned(17) to the participant.

•                  If the share price on the purchase date is higher than the reference price(18), Vale will anticipate(19) the difference required for the participant to purchase the number of shares outstanding. In this case, the participant will have 5 business days to deposit such difference back to Vale or associated/subsidiary company. If the employee fails to do so, they will no longer be eligible for the Matching reward at the end of the three-year cycle, and will be subject to any consequences as set out by Vale’s Code of Ethics and Conduct. According to Vale’s Insider Trading Policy (POL. 017-G), the company cannot anticipate any amount to the CEO and Executive Directors.

V.            Administration of the Matching Shares during the cycle

A.            Administration of Shares

The official Matching plan administrator firms will be responsible for the share administration throughout the entire program cycle. Vale will be informed about any share transaction performed by participants.

Participants may sell, transfer or transact all or part of their shares at any time. However, by doing so, they shall forfeit the right to receive the Matching | 2017 reward (set to take place in 2020) and shall also be responsible for any costs arising from such sale/movement.

(17) Except for employee in Brazil, who will receive back funds regarding fractioned Shares (decimal portion) through payroll.

(18) Participants are encouraged to follow the market trends, and deposit an amount higher than estimated reference price, in case they expect a Share appreciation.

(19) The anticipation to enable leaders participation does not apply to the CEO and any Executive Director.

B.            Brokerage Fees

Any Shares purchased outside the program through the same brokerage firm must be purchased in a separate account, and will be subject to brokerage fees defined by the firm. Vale will not be responsible for paying any fees related to purchases outside the program.

C.            Dividends and Interests on Equity

In the event of dividends and/or interest paid by Vale, during the cycle:

•                  Participants using a brokerage firm in Brazil will have any dividend payments deposited in their respective bank accounts;

•                  Participants using a brokerage firm outside of Brazil may receive a check in USD, or can choose to have the proceeds automatically re-invested in new ADRs.

The Shares acquired using dividends and/or interest will not be considered for Matching and therefore will not receive a Matching award (2020), unless the participant chose to use it as “vested Shares” to achieve the necessary  number of Shares.

VI.       Matching Reward at the End of the Cycle

A.            Matching Reward at the End of the Cycle

At the end of the cycle, i.e. 2020 (three years after the Grant date), participants’ share balances will be verified with the Vale plan administrator firms. Participants who have accumulated the necessary number of Shares and kept them until the end of the cycle will be eligible to receive a Matching reward (1:1) equal to the number of Shares purchased by the executive.

At the time of the reward:

•                  Vale or the associated/subsidiary company will pay the taxes related to the Matching reward (gross up);

•                  The area/company responsible for the employee costs at the time of the payment will be responsible for his/her Matching | 2017(20) reward.

Conditions for staying in the Program

In order to receive the Matching | 2017 reward, at the end of the three-year cycle, participants must meet the following criteria:

•                  They cannot sell and/or transfer(21), ,any Shares from the Matching account, including vested Shares that are being used for the actual cycle, during the three-year cycle;

•                  Shares can only be purchased through the Matching account with proceeds from dividends and/or interest on equity, and only when allowed by the brokerage firm. The Matching account will be blocked for any other share purchase;

(20) The reward amounts must be budgeted and accrued by each area/department, according to the guidelines of the applicable budget cycles.

(21) In case of repatriation, expatriation and another international move linked to Vale, the transfer of Shares is allowed as long as participants use the official administrator firms, in which case the shares will remain eligible for the Matching reward. In case of total transfer (of all ADRs) to Brazil, the factional shares with Solium must be sold by the participant or kept with Solium at the participant’s expense and will not be eligible for the Matching reward.

•                  Transactions involving derivatives, that constitute short selling of Vale Shares, are prohibited. The renting of purchased Program Shares is also prohibited. The purpose of the plan is to align leadership’s and shareholders’ interests;

•                  The transactions described above (involving derivatives or Shares renting) are also prohibited for any Vale leader while he/she is an active Matching participant, even if purchased outside of the program. The violation of the rule will be subject to the rules set out in Vale´s Code of Ethics and Conduct.

B.            Early Payment for Employees Terminated During the Cycle

The conditions below outline the treatment for participants who leave Vale (or the associated/subsidiary company) before the end of the Matching | 2017 Cycle:

Resignation or Termination with Cause

Participants who resign or are terminated with cause will not be eligible for the Matching | 2017 reward. However, he/she may sell or keep the Shares that were acquired with his/her funds. The employee will become responsible for any administration and brokerage fees, if applicable, upon the resignation or termination date.

Termination without cause / Retirement

Participants terminated without cause or who retire before the end of the cycle will receive his/her pro-rata Matching | 2017 reward, based on:

•                  Time worked for Vale, or associated/subsidiary company (see Appendix A: List of Participant Companies, during the cycle;

•                  The number of Shares purchased.

The participant’s area/company at the time of termination will be responsible for the payment of his/her Matching | 2017 reward. The employee may sell or keep the Shares that were acquired with his/her funds and he/she will become responsible for any administration and brokerage fees, if applicable, upon the resignation or termination date.

Important Note:

Participants transferred to other participating companies (see Appendix A: List of Participating Companies) during the cycle, leading to a termination in the old company and hire in the new one will  remain eligible to participate in the Program until the end of the cycle (according to the employment conditions defined).

Death or Retirement due to Long-Term Disability

The participant, or his/her legal heirs, will receive the full Matching | 2017 Cycle reward in cash based on the number of Shares purchased until the date of termination. The area/company responsible for participant at the time of his/her death or retirement due long-term disability, will be responsible for the Matching | 2017 reward. The participant or his/her legal heirs may sell or keep the Shares acquired with the participant’s funds. The participant or his/her legal heirs will become responsible for any administration or brokerage fees, if applicable, starting from the effective date of termination.

Executives from Associated or Subsidiary Companies that Undergo Change of Control or Divestiture

Participants from associated or subsidiary companies (see Appendix A: List of Participant Companies) that undergo Change of Control or Vale´s divestiture, will receive the Matching | 2017 Cycle reward, in cash, proportional to the number of months worked for the associated/subsidiary company during this cycle and before the Change of Control or Vale´s divestiture (while on Vale’s control), and the number of Shares purchased. The participant’s area/company on the date of the Change of Control or divestiture, will be responsible for his/her Matching | 2017 reward. The employee may sell or keep the Shares acquired with his/her own funds and will become responsible for any administration or brokerage fees, if applicable, starting from the effective date of termination.

C.            Summary Table - Conditions for Early Payment (Before the End of the Cycle)

Table VII.B.1: Summary of conditions for early payment.

#	Condition for early payment	Eligibility for reward	Reward type	Reference date for calculations(22)	Time for calculating the reward	Date of reward payment	Responsibility for the costs related to the reward	Ownership of the shares acquired to join the program (with participant’s funds)	Responsibility for administration fees after termination date
1	Resignation or Termination For Cause	No	—	—	—	—	—	Employee	Employee
2	Termination without cause / Retirement	Yes	Cash	Last business day of the month preceding the termination of employment or retirement	Number of months worked for Vale during this cycle and number of Shares purchased	Should follow local laws and practices and should be made, preferably, with other payments at the time of termination	Area/company responsible for the employee’s costs on the termination date	Employee	Employee
3	Death or Retirement due to Long-term Disability	Yes	Cash	Last business day of the month preceding the termination or retirement of the employee	Full reward (no pro-rata or related to the number of Shares purchased)	Should follow local laws and practices and should be made, preferably, with other payments at the time of termination	Area/company responsible for the employee’s costs on the termination date	Employee or his/her heirs	Employee or his/her heirs
4	Participants from Associated or Subsidiary Companies that Undergo Change of Control or Divestiture	Yes	Cash	Last business day of the month preceding the date of the effective change of control (closing of operation)	Number of months worked for the associated/subsidiary company during the cycle and number of Shares purchased before the change of control or divestiture	Preferably on the first pay after the change of control or divestiture, or as stipulated in the change of control /Vale’s divestiture contracts.	Area/company responsible for the for the employee’s upon of the change of control or divestiture	Employee	Employee

(22) See Appendix B: Methodology for Currency Conversion and Appendix C: Methodology for Calculating the Average Share Price for methodologies for early pays (before the end of the cycle).

VII.         Employees with Special Work Conditions

A.  Away or on leave of absence

For these cases, local rules and standards apply and must be aligned with the local legal department.

B. Fixed Term Contracts

For these cases, local rules and standards apply e and must be aligned with the local legal department.

C.  Granted To Other Companies within the Vale group

For these cases, local rules and standards apply and must be  aligned with the local legal department.

D.  Expatriates or employees repatriating

In these cases, Global Mobility rules and standards apply and must be followed.

Details for expatriates and employees repatriating

Local HR is responsible for monitoring and managing the Matching process for eligible expatriates (in case of expatriates, Host Country HR and in case of employees repatriating, Home Country HR).

If the participant is expatriated before the end of the period for purchase (i.e., before the Share purchase date), the Shares already purchased for Matching|2017 will be transferred to the other Matching administrator firm, considering the location of the participant after transfer (see IV Shares Acquisition Process for the 2017 Cycle).

If the participant has already purchased all Shares and is expatriated before the end of the cycle, Shares will remain in his/her account with the administrator firm that acquired the Shares at the beginning of the cycle, as well as any Shares received as dividends. The Matching|2017 reward will be made by the company/country where he/she is located at the time of the award (this rule is valid for all cycles in which the employee participated).

If the participant starts and ends a cycle outside his/her home country, the Shares purchased will remain in his/her account abroad and the reward will be paid through the respective plan administrator firm.

E.  Executives Transferred to Other Company within the Vale group

An executive will remain in the program during the 2017 cycle even in case of transfers to another company or foundation (program participate or not), includes the corresponding transfer of contractual obligations.

The receiving entity will be responsible for any payments relative to time worked before the transfer.

VIII.       Key Dates - 2017 Cycle

Table VIII.1: Key dates - 2017 Cycle.

#	Date	Brief description of the event
01	Feb, 2017	• Eligible employees confirm participation in the program
02	March 17th, 2017	• Grant date(23) (calculation of the number of shares required for participation)
03	March 21st to April 03rd, 2017	• Period for deposits(23).
04	April 11th, 2017	• Date for Shares purchase(24)
06	March, 2020	• Matching 2017 reward(24) to eligible participants

The participants in the Matching Program must comply with the provisions set forth in Vale’s Securities Trading Policy.

(23) There will be no shared purchase on the grant date.

(24) The purchase date and award stablished above may be altered, based on Vale's Securities Trading Policy. Any change will be previously communicated by Vale to participants. The period for deposits  may also  change based on changes of the  purchase date. The amount deposited by the executive will not be adjusted in the period between the investment and share purchase date.

Appendix A: List of Participant Companies

Below is the list of the associated/subsidiary companies whose employees may be eligible to participate in the 2017 Matching Program, as well as the countries where they are located and the respective HR teams.

Important notes:

The information contained in the table below are subject to change during the Cycle. It is the participant’s responsibility to remain informed about any changes through local HR.

The following list indicates companies that may have eligible employees. Some employees in these companies may not be eligible to participate in the Program.

Table A.1: List of subsidiary and associated companies with employees eligible to the Matching | 2017 Cycle.

#	Company	Country	Local HR	HR Solution Center
1	Companhia Portuaria Baia de Sepetiba	BRAZIL	RH Brasil	Latin America
2	Compañia Minera Miski Mayo S.R.L.	PERU	RH Fertilizantes	Fertilizers
3	CVRD EMIRATES LIMITED	UAE	Dubai HR	Asia Pacific, Europe & Middle East
4	Fundação Vale do Rio Doce	BRAZIL	RH Brasil	Latin America
5	MINERAÇÃO CORUMBAENSE REUNIDA	BRAZIL	RH Brasil	Latin America
6	Potássio Rio Colorado S.A.	ARGENTINA	RH Fertilizantes	Fertilizers
7	PT Vale Eksplorasi Indonesia	INDONESIA	Indonesia HR	Asia Pacific, Europe & Middle East
8	PT Vale Indonesia Tbk	INDONESIA	Base Metals HR	Base Metals
9	Salobo Metais S.A	BRAZIL	RH Brasil	Latin America
10	Transbarge Navegacion S.A	PARAGUAY	RH América Latina	Latin America
11	Vale Americas Inc	UNITED STATES	RH América Latina	Latin America
12	Vale Asia Kabushiki Kaisha	JAPAN	Japan HR	Asia Pacific, Europe & Middle East
13	Vale Australia Pty Ltd	AUSTRALIA	Australia HR	Asia Pacific, Europe & Middle East
14	Vale Base Metals Asia Pacific Pte.Ltd	SINGAPORE	Base Metals HR	Base Metals

#	Company	Country	Local HR	HR Solution Center
15	Vale Canada Limited	CANADA	Base Metals HR	Base Metals
16	Vale Europe Ltd.	UNITED KINGDOM	Base Metals HR	Base Metals
17	Vale Exploracion Argentina S.A.	ARGENTINA	RH América Latina	Latin America
18	Vale Exploraciones Chile Ltda	CHILE	RH América Latina	Latin America
19	Vale Exploration Peru SAC	PERU	RH América Latina	Latin America
20	Vale Exploration Pty Ltd	AUSTRALIA	Australia HR	Asia Pacific, Europe & Middle East
21	Vale Fertilizantes S.A.	BRAZIL	RH Fertilizantes	Fertilizers
22	Vale India Private Limited	INDIA	India HR	Asia Pacific, Europe & Middle East
23	Vale International Holdings GmbH	AUSTRIA	Austria HR	Asia Pacific, Europe & Middle East
24	Vale International Korea	KOREA	Japan HR	Asia Pacific, Europe & Middle East
25	Vale International S.A	SWITZERLAND	Switzerland HR	Asia Pacific, Europe & Middle East
26	Vale International S.A. Singapore Branch	SINGAPORE	Singapore HR	Asia Pacific, Europe & Middle East
27	Vale International SA-DIFC	UAE	Dubai HR	Asia Pacific, Europe & Middle East
28	Vale Japan Ltd.	JAPAN	Base Metals HR	Base Metals
29	Vale Logística da Argentina S.A	ARGENTINA	RH América Latina	Latin America
30	VALE LOGISTICS LIMITED	MOZAMBIQUE	RH África	Africa
31	Vale Malaysia Minerals SDN. BHD.	MALAYSIA	Malaysia HR	Asia Pacific, Europe & Middle East
32	Vale Manganês S.A	BRAZIL	RH Brasil	Latin America
33	Vale Metals (Shangai) Co., Ltd	CHINA	China HR	Asia Pacific, Europe & Middle East
34	Vale Minerals China Co. Ltd	CHINA	China HR	Asia Pacific, Europe & Middle East

#	Company	Country	Local HR	HR Solution Center
35	Vale Mozambique Ltda.	MOZAMBIQUE	RH África	Africa
36	Vale Newfoundland & Labrador Ltd.	CANADA	Base Metals HR	Base Metals
37	Vale Nickel (Dalian) Co. Ltd	CHINA	Base Metals HR	Base Metals
38	Vale Nouvelle-Calédonie S.A.S.	NEW CALEDONIA	Base Metals HR	Base Metals
39	Vale Oman Distribution Center LLC	OMAN	Oman HR	Asia Pacific, Europe & Middle East
40	Vale Oman Pelletizing Company LLC	OMAN	Oman HR	Asia Pacific, Europe & Middle East
41	Vale S.A.	BRAZIL	RH Brasil	Latin America
42	Vale Taiwan Limited	CHINA	Base Metals HR	Base Metals
43	Vale Technology Development (Canada) Limited	CANADA	Base Metals HR	Base Metals
44	ValeServe Malaysia Sdn. Bhd.	MALAYSIA	Malaysia HR	Asia Pacific, Europe & Middle East

Appendix B: Methodology for Currency Conversion

Definition of Reference Value in USD

For participants outside Brazil (with local currency other than USD), the conversion of Reference Value into USD is necessary. For such, the following calculation methodology is used:

•                  Source of information: http://www.oanda.com/;

•                  Reference date for calculation: March 17th, 2017 (Grant date)

•                  Reference currency [A]: Currency in which the employee receives his/her base salary on December 31st, 2016 (in the case of expatriates, host country currency);

•                  Currency of Shares [B]: Currency in which the share is negotiated (BRL for Shares in Brazil and USD for ADRs negotiated outside Brazil);

•                  Conversion rate: bid(25) closing rate which reflects reference date, in the form [B] for 1 (one) unit of [A];

•                  Rounding rules: all amounts used in the calculations must be rounded to 2 (two) decimal places, according to internationally recognized rounding rules.

Share purchase at single purchase window

For participants outside Brazil (with local currency other than USD), the deposited amount must be converted to USD, and the following method should be used:

•                  Source of information: http://www.oanda.com/

•                  Reference date for calculation: last date for the deposit, for each purchase window; or as per reference price communicated

•                  Reference currency [A]: Currency in which the executive made the deposit to Vale;

•                  Currency of Share [B]: Currency in which the share is negotiated (BRL for Shares in Brazil and USD for ADRs negotiated outside Brazil);

•                  Conversion rate: bid(25) closing rate which reflects reference date, in the form [B] for 1 (one) unit of [A];

•                  Rounding rules: all amounts used in the calculations must be rounded to 2 (two) decimal places, according to internationally recognized rounding rules.

For Payments before the end of the Cycle

The following calculation methodology should be used for payments before the end of the cycle (see section VII.B. Early Payment for Employees Terminated During the Cycle). For these cases, for executives outside Brazil (with local currency other than USD), should be used the following:

•                  Source of information: http://www.oanda.com/

•                  Reference currency [A]: Currency in which the employee receives his/her base salary (in the case of expatriates, host country currency);

(25) BID rate, according to terminology used on page www.oanda.com

•                  Currency of Share [B]: Currency in which the share is negotiated (BRL for Shares in Brazil and USD for ADRs negotiated outside Brazil);

•                  Reference period for calculation: 30 trading sessions prior to the reference dates according to information provided in Table VII.B.1, for each specific case;

•                  Conversion rate: weighted average of bid rate(25), based on the trading amount in each of the 30 trading sessions as per form [A] for 1 (one) unit of [B];

•                  Rounding rules: all amounts used in the calculations must be rounded to 2 (two) decimal places, according to internationally recognized rounding rules.

Appendix C: Methodology for Calculating the Average Share Price

Shares Purchase

There will no purchases on Grant date. The share price will be determined by the closing price on that day for the purposes of calculating the number of shares  required to participate in this cycle.

All amounts used in the calculations must be rounded to 2 (two) decimal places, according to internationally recognized rounding rules.

The final price will be the average of all Shares purchased on the single window date. All amounts used in the calculations must be rounded to 2 (two) decimal places, according to internationally recognized rounding rules.

Source of information: http://www.vale.com.

For Payments before the end of the Cycle

For cases with payments before the end of the cycle, will be used as reference the 30 trading sessions prior to the reference dates according to information provided in Table VII.B.1, for each specific case.

All amounts used in the calculations must be rounded to 2 (two) decimal places, according to internationally recognized rounding rules.

Source of information: http://www.vale.com.

Appendix D: Participation Level Options

The following amounts are applicable to participants in the following locations: Canada, U.S., U.K., Indonesia and New Caledonia (please update with the companies’ names here, and also the table below)

Table D.1: Participation level options

Hierarchical level	Grade	Standard Option (% of gross annual base salary)	Extra Option (% of gross annual base salary)
Director and	01V	—	—
equivalent in a	02V	—	—
Technical Career	03V	20.5%	34%
	04V	19%	31.5%
	05V	17.5%	29%
Executive Manager and	06V	16%	26.5%
equivalent in a	07V	14.5%	24%
Technical Career	08V	13%	21.5%
Manager/Executive Manager	09V	10.5%	17.5%
Manager and	10V	8.5%	14%
equivalent in a	11V	6.5%	11%
Technical Career	12V	4.5%	7.5%
	13V	0%	4.5%
	14V	0%	4.5%
Project Career	PE	XX	XX
(P Career)	PS	XX	XX
	PL	XX	XX

Important note: The values indicated will be converted into Shares. For more information, please contact your local HR.

Appendix E: Distribution of Eligible Employees Participants

Table E.1: Distribution of eligible employees according to the total number of participants.

Total number of eligible employees (Group A + Group B)	Maximum number of employees placed in Group A
1	1
2	1
3	1
4	2
5	2
6	2
7	3
8	3
9	3
10	3
11	4
12	4
13	4
14	5
15	5
16	5
17	6
18	6
19	6
20	6
21	7
22	7
23	7
24	8
25	8
26	8
27	9
28	9
29	9
30	9
31	10
32	10
33	10
34	11
35	11
36	11
37	12
38	12
39	12
40	12
41	13
42	13
43	13
44	14
45	14
46	14
47	15
48	15
49	15
50	15

Total number of eligible employees (Group A + Group B)	Maximum number of employees placed in Group A
51	16
52	16
53	16
54	17
55	17
56	17
57	18
58	18
59	18
60	18
61	19
62	19
63	19
64	20
65	20
66	20
67	21
68	21
69	21
70	21
71	22
72	22
73	22
74	23
75	23
76	23
77	24
78	24
79	24
80	24
81	25
82	25
83	25
84	26
85	26
86	26
87	27
88	27
89	27
90	27
91	28
92	28
93	28
94	29
95	29
96	29
97	30
98	30
99	30
100	30